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EXHIBIT 99.1     PRESS RELEASE



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                        RICHMOND COUNTY FINANCIAL CORP.
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            1214 CASTLETON AVENUE STATEN ISLAND, NEW YORK 10310-1702
       (718) 448-2800 EXECUTIVE OFFICE   (718) 815-7048 FINANCE DEPARTMENT


PRESS RELEASE

FOR IMMEDIATE RELEASE
================================================================================

CONTACTS:
ANTHONY E. BURKE                        THOMAS R. CANGEMI
President and COO                       Senior Vice President and CFO
Tel: (718) 448-2800                     Tel: (718) 815-7048; Fax: (718) 815-7371

                         RICHMOND COUNTY FINANCIAL CORP.
                       COMPLETES MERGER OF IRONBOUND BANK

Staten Island, N.Y. - March 5, 1999, Richmond County Financial Corp. (NASDAQ/NMS:RCBK) ("Richmond"), the holding company for Richmond County Savings Bank, announces that as of the close of business today, the merger of Ironbound Bankcorp, NJ (NASDAQ/NMS:IBDB) ("Ironbound"), based in Newark, New Jersey, the holding company of Ironbound Bank, with and into Richmond will be completed. Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond stated, "We are extremely pleased with the addition of Ironbound to our organization and welcome Ironbound shareholders, customers and employees to Richmond and Richmond County Savings Bank. We also welcome the Board of Directors of Ironbound to our newly formed Ironbound Divisional Board." Mr. Manzulli further commented, "The merger with Ironbound is consistent with our goal of becoming a full service community bank and complements our existing lending and deposit services and strengthens our commercial banking services. Ironbound, with its strong history of service to its communities will bring commercial banking relationships to Richmond and accelerate our efforts to become more active in commercial lending."

In accordance with the merger  agreement,  Ironbound  shareholders  will receive
1.463 shares of Richmond common stock for each share of Ironbound stock they own. The transaction will be accounted for as a purchase for financial accounting purposes. Ironbound shareholders will soon receive instructions on the exchange of Ironbound Common Stock for Richmond Common Stock.

In separate news, Richmond and Bayonne Bancshares, Inc. (NASDAQ/NMS:FSNJ), announced that they have received regulatory approvals relating to the merger from the Federal Deposit Insurance Corporation, the Acting Superintendent of the State of New York Banking Department, State of New Jersey Department of Banking and Insurance and are awaiting approval from the Office of Thrift Supervision. Both companies received approval from their shareholders for the merger at separate special meetings held on February 25, 1999. The Company anticipates the completion of this transaction in March 1999.

Upon conclusion of both transactions, on a pro forma-combined basis, Richmond will have $2.5 billion in assets, more than $1.4 billion in deposits and 20 full-service banking locations.

Richmond County Financial Corp. is the holding company for Richmond County Savings Bank, a state chartered savings bank, organized in 1886 which operates 13 banking offices on Staten Island, one banking office in Brooklyn and a multifamily loan processing center in Jericho, Long Island. At December 31, 1998, total assets of the Company were $1.8 billion, deposits were $993.0 million with total stockholders' equity of $303.0 million.

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